Exhibit 99.1

Invstor Contact

John Springer
Vice President
Investor Relations
630.468.4797

SIRVA Announces Reduction in Size of Board of Directors

CHICAGO, April 20, 2007 — SIRVA, Inc. (NYSE: SIR), a global relocation services provider, today announced that it is reducing the size of the Board of Directors from 15 members to 10 members.  The Company said the action is designed to promote greater Board effectiveness, while increasing the proportion of independent directors as defined by the rules of the New York Stock Exchange.

As part of the realignment, and in recognition of the desirability of reducing the size of the Board, the Company’s two largest shareholders, affiliates of Clayton, Dubilier & Rice, Inc. (“CD&R”) and ValueAct Capital Management, L.P. (“ValueAct”), have agreed to reduce their Board seats from 2 each to 1 each, while reserving Board observation rights.  As a result, Richard J. Schnall of CD&R and Kelly J. Barlow of ValueAct have tendered their resignations, effective as of April 30, 2007.

Board members Robert W. Nelson and Carl T. Stocker, who previously have expressed their intention not to stand for reelection as a director of SIRVA when their respective terms expire at SIRVA’s 2007 annual meeting of stockholders, have decided to resign at this time due to the uncertainty in timing of the 2007 annual meeting.  Mr. Stocker’s resignation was effective as of April 16, 2007, while Mr. Nelson’s resignation is effective as of April 30, 2007.  Similarly, Kathleen J. Affeldt has also chosen to resign, effective as of April 30, 2007.  The Company noted that the resignations of Ms. Affeldt and Messrs. Nelson and Stocker are not the result of a disagreement with SIRVA on any matter relating to SIRVA’s operations, policies or practices.  Joseph A. Smialowski, currently a member of the Board and deemed independent under the rules of the New York Stock Exchange, will succeed Ms. Affeldt as the Chairman of the Board’s Compensation Committee, effective as of May 1, 2007.

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“Our thanks go out to the departing directors for their loyal and dedicated service to the company during very challenging times,” said Chairman John R. Miller. “While issues remain, the changes to our board structure not only provide for independent director representation in excess of corporate governance standards but, more importantly, create an excellent platform for strong oversight. The board is committed to guiding SIRVA's continued efforts to return to the ranks of current filers and achieving its goal of becoming once again a profitable, growth-oriented company.”

About SIRVA, Inc.

SIRVA, Inc. is a leading provider of relocation solutions to a well-established and diverse customer base around the world. The Company handles all aspects of relocation, including home purchase and home sale services, household goods moving, mortgage services and home closing and settlement services. SIRVA conducts more than 300,000 relocations per year, transferring corporate and government employees along with individual consumers. The Company operates in more than 40 countries with over 4,000 employees and an extensive network of agents and service providers. SIRVA's well-recognized brands include Allied, Allied International, Allied Pickfords, Allied Special Products, DJK Residential, Global, northAmerican, northAmerican International, Pickfords, SIRVA Mortgage, SIRVA Relocation and SIRVA Settlement. More information about SIRVA can be found on the Company's Web site at www.sirva.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical, but are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon SIRVA, Inc. and its subsidiaries. There can be no assurance that future developments affecting the Company will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including, without limitation, those described under the caption “Item 1A. Risk Factors” and other risks described in the Company’s 2005 Annual Report on Form 10-K. The Company does not intend, and is under no obligation, to update any particular forward-looking statement included in this release.